EXHIBIT 10.3

CHANGE IN CONTROL AGREEMENT

AGREEMENT (this “Agreement”) by and between USEC Inc., a Delaware corporation (the “Company”) and ________ (the “Executive”) dated and effective as of ___________, ____.

WHEREAS, the Executive is currently an employee of the Company;

WHEREAS, the Board of Directors of the Company has determined that it is essential to the best interests of the Company and its shareholders to foster the continued employment of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined in Section 1 hereof) of the Company;

WHEREAS, the Board of Directors of the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Executive in the Executive’s assigned duties without distraction in the face of potentially disturbing circumstances arising from any possible Change in Control of the Company; and

WHEREAS, the Board of Directors of the Company has concluded that the interests of the Company described above can be best satisfied by agreeing to make certain payments to the Executive if the Executive’s employment is terminated during a protected period prior to or following a Change in Control;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.           Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest and (iii) an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, in each case as determined by the Committee.

“Board” shall mean the Board of Directors of the Company or, in the case of any subsidiary of the Company, the board of directors, board of control, board of managers or other governing body of such subsidiary.

“Cause” shall mean any of the following:

(i)           the engaging by the Executive in willful misconduct that is injurious to the Company or its Affiliates;

(ii)           the embezzlement or misappropriation of funds or material property of the Company or its Affiliates by the Executive, or the conviction of the Executive of a felony or the entrance of a plea of guilty or nolo contendere by the Executive to a felony; or

(iii)           the willful failure or refusal by the Executive to substantially perform his or her duties or responsibilities that continues after demand for substantial performance is delivered by the Company to the Executive that specifically identifies the manner in which the Company believes the Executive has not substantially performed his or her duties (other than (a) any such failure resulting from the Executive’s incapacity due to Disability, or (b) any such actual or anticipated failure after the issuance of a Notice of Termination by the Executive for Good Reason).

For purposes of this definition, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by him or her not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company.  Notwithstanding the foregoing, the Executive’s employment shall not be deemed to have been terminated for Cause unless (A) a reasonable notice shall have been given to him or her setting forth in reasonable detail the reasons for the Company’s intentions to terminate for Cause, and if such termination is pursuant to clause (i) or (iii) above and the damage to the Company or its Affiliates is curable, only if the Executive has been provided a period of ten business days from receipt of such notice to cease the actions or inactions, and he or she has not done so; (B) an opportunity shall have been provided for the Executive together with his or her counsel, to be heard before the Board; and (C) if such termination is pursuant to clause (i) or (iii) above, delivery shall have been made to the Executive of a Notice of Termination from the Company finding that in the good faith opinion of a majority of the non-management members of the Board he or she was guilty of conduct set forth in clause (i) or (iii) above, and specifying the particulars thereof in reasonable detail.  Any determination of Cause made by the Company in accordance with the foregoing procedure shall be made by the Company, in its sole discretion.  Any such determination shall be final and binding on the Executive.

“Change in Control” shall mean the following and shall be deemed to have occurred if any of the following events shall have occurred:

(i)           any “Person,”  as such term is used in Sections 13(d) and 14(d) of the Exchange Act or Persons acting as a group (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (C) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of  Shares), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company by reason of having acquired such securities during the 12-month period ending on the date of the most recent acquisition (not including any securities acquired directly from the Company or its Affiliates) representing thirty percent (30%) or more of the total voting power of the Company’s then outstanding voting securities; provided, however, that a restructuring of the Company’s balance sheet that is approved by a majority of the Company’s Board prior to the consummation of such restructuring transaction (a “Restructuring”) shall not be a Change in Control;

(ii)           the majority of members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment; it being understood that any change in the Board in connection with a Restructuring shall not be a Change in Control;

(iii)           there is consummated a merger or consolidation of the Company or any subsidiary of the Company with any other corporation or other entity, resulting in a change described in clauses (i), (ii), (iv), (v), or (vi) of this definition, other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than sixty percent (60%) of the total voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person, directly or indirectly, acquired forty percent (40%) or more of the total voting power of the Company’s then outstanding securities (not including any securities acquired directly from the Company or its Affiliates);

(iv)           a liquidation of the Company involving the sale to any Person or Persons acting as a group of at least forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before the liquidation;

(v)           the sale or disposition by the Company or any direct or indirect subsidiary of the Company to any Person or Persons acting as a group (other than any subsidiary of the Company) of assets that have a total fair market value equal to forty percent (40%) or more of the total gross fair market value of all of the assets of the Company and its subsidiaries (taken as a whole) immediately before such sale or disposition (or any transaction or related series of transactions having a similar effect), other than a sale or disposition by the Company or any direct or indirect subsidiary of the Company to an entity, at least sixty percent (60%) of the total voting power of the voting securities of which is beneficially owned by shareholders of the Company in substantially the same proportions as their beneficial ownership of the Company immediately prior to such sale;

(vi)           the sale or disposition by the Company or any direct or indirect subsidiary of the Company to any Person or Persons acting as a group (other than any subsidiary of the Company) of a subsidiary or subsidiaries of the Company credited under GAAP with forty percent (40%) or more of the total revenues of the Company and its subsidiaries (taken as a whole) in the current fiscal year or in any of the two most recently completed fiscal years (or any transaction or related series of transactions having a similar effect), other than a sale or disposition by the Company or any direct or indirect subsidiary of the Company to an entity, at least sixty percent (60%) of the total voting power of the voting securities of which is beneficially owned by shareholders of the Company in substantially the same proportions as their beneficial ownership of the Company immediately prior to such sale; or

(vii)           a change of the kind described in clauses (i), (ii), (iii), or (iv) of this definition with respect to any Material Subsidiary (with such determination made by replacing “Company” with “Material Subsidiary” in each instance in such clauses); provided, however, that for purposes of applying this provision to clause (i) of this definition, a “Change in Control” shall not be deemed to occur solely as a result of a Person or Persons acting as a group becoming the beneficial owner (as determined under clause (i) of this definition) of less than fifty percent (50%) of the ownership interests of a Material Subsidiary, but shall be deemed to occur if such Person or Persons acting as a group thereafter become the beneficial owner (as determined under clause (i) of this definition) of fifty percent (50%) or more of the ownership interests of such Material Subsidiary.

 “Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Company’s Board of Directors.

“Disability” shall mean that the Executive has become totally and permanently disabled as defined or described in the Company’s long term disability benefit plan applicable to executive officers as in effect at the time the Executive’s disability is incurred.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Good Reason” shall mean, without the Executive’s express written consent, any of the following, unless such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(i)           the Executive is removed from the Executive’s position (with the Company or any Material Subsidiary) as in effect immediately prior to the start of the Protected Period for any reason other than (A) by reason of death, Disability or Retirement or (B) for Cause; provided that such action results in a material diminution of Executive’s authority, duties or responsibilities with the Company and its subsidiaries, taken as a whole;

(ii)           the Executive is assigned any duties inconsistent in a material respect with the Executive’s position (including status, offices, and reporting relationships with the Company or any Material Subsidiary), authority, duties or responsibilities as in effect immediately prior to the start of the Protected Period (or thereafter if increased) if such assignment results in a material diminution of such Executive’s authority, duties or responsibilities with the Company and its subsidiaries, taken as a whole;

(iii)           the Company materially breaches the agreement under which the Executive provides services;

(iv)           the Executive’s annual base salary or annual bonus opportunity (determined on an aggregate basis for the Company and its subsidiaries) as in effect immediately prior to the start of the Protected Period (or thereafter if higher) is materially reduced (except for across-the-board reductions similarly affecting all senior executives of the Company and of any Material Subsidiary and all senior executives of any Person in control of the Company);

(v)            the failure of the Company to obtain an agreement that materially satisfies Section 9 hereof;

(vi)            any relocation of the Executive’s principal place of business from its location as of the date immediately preceding the start of the Protected Period, by more than fifty (50) miles; or

(vii)           any purported termination of the Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(b) hereof, which termination for purposes of this Agreement shall be ineffective.

Notwithstanding the foregoing, a termination shall not be treated as a termination for Good Reason unless the Executive shall have delivered a Notice of Termination stating that the Executive intends to terminate employment for Good Reason within ninety (90) days, and such Termination must occur within two years, of the Executive’s having actual knowledge of the initial occurrence of one or more of such events, provided, in each such event, the Company fails to cure within thirty (30) days of receipt of such Notice of Termination.  For purposes of this Agreement, any good faith determination of “Good Reason” or good faith determination of the Company’s failure to cure within the thirty (30) day period made by the Executive shall be conclusive.

“Material Subsidiary” shall mean any subsidiary of the Company (a) whose total assets represent forty percent (40%) or more of the total gross fair market value of all of the assets of the Company and its subsidiaries (taken as a whole) at any time in the current fiscal year or in any of the two most recently completed fiscal years or (b) credited under GAAP with forty percent (40%) or more of the total revenues of the Company and its subsidiaries (taken as a whole) in the current fiscal year or in any of the two most recently completed fiscal years.

“Protected Period” shall mean the period that begins upon the earlier of (i) three months before the date of any (and each) Change in Control or (ii) the date the Company or any Material Subsidiary enters into a binding agreement with respect to a Change in Control (subject to customary closing conditions), and ends three years after the date of such Change in Control.

“Retirement” shall mean the Executive’s Separation from Service initiated by the Executive after attainment by the Executive of age sixty-five (65).

“Section 409A Penalties” shall have the meaning set forth in Section 14 of this Agreement.

“Specified Employee” shall mean any person described in Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i) as determined from time to time by the Committee in its discretion.

“Shares” shall mean shares of common stock, $0.10 par value, of the Company, or such other securities of the Company as may be designated by the Committee from time to time.

“subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, or were, prior to a Change of Control, owned, controlled or held, or (b) that is, or was prior to a Change of Control, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  For purposes of this paragraph, “Controlled” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract, or otherwise.

“Termination of Employment” shall mean and be interpreted in a manner consistent with the definition of “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h).  The Company retains the right and discretion to specify, and may specify, whether a Termination of Employment occurs for individuals providing services to the Company immediately prior to an asset purchase transaction in which the Company is the seller, who provide services to a buyer after and in connection with such asset purchase transaction; provided, such specification is made in accordance with the requirements of Treasury Regulation Section 1.409A-1(h)(4).

2.           Term of Agreement.  The term of this Agreement will commence as of the date hereof (the “Effective Date”) and shall continue in effect until the third anniversary of the Effective Date, unless further extended or sooner terminated as hereinafter provided.  Commencing on the first anniversary of the Effective Date, and on each anniversary of such date thereafter (each, an “Anniversary Date”), the term shall automatically be extended for one additional year unless the Company gives notice to the Executive, at least two months prior to such Anniversary Date, that it does not wish to extend the term.  Notwithstanding the foregoing, upon the occurrence of a Change in Control during the term of this Agreement, this Agreement shall continue in effect for a period of three years from the date of such Change in Control, unless sooner terminated as hereinafter provided.

3.           Termination During a Protected Period.

(a)           Upon a Termination of Employment during any Protected Period by the Company without Cause, or by the Executive for Good Reason, the Executive shall be entitled to the benefits provided in Section 4 hereof.

(b)           Notice of Termination.  Following a Change in Control (and prior thereto if reasonably anticipated to be within a Protected Period), any purported Termination of Employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10 hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and shall specify the Date of Termination.  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company under this Agreement or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights under this Agreement.

(c)           Date of Termination.  Following a Change in Control (and prior thereto if reasonably anticipated to be within a Protected Period), “Date of Termination” shall mean the date within the term of the Agreement specified in the Notice of Termination, which shall not be less than thirty (30) nor more than sixty (60) days from the date such Notice of Termination is given (except for a termination pursuant to paragraph (v) of the definition of Good Reason, in which event the date upon which any succession referred to therein becomes effective shall be deemed the Date of Termination, or a Termination of Employment by the Company for Cause, in which event the date such notice is received shall be the Date of Termination).

4.           Compensation upon Termination without Cause or for Good Reason.  Upon any Termination of Employment of the Executive by the Company without Cause (other than because of death, Disability or Retirement), or any Termination of Employment by the Executive for Good Reason, in any case, during any Protected Period, in lieu of any severance benefits Executive would otherwise be eligible to receive under any employment agreement with the Company or any subsidiary or under the Company’s or any subsidiary’s severance plan, if any, as in effect immediately prior to the earlier of the Change in Control or the Executive’s Termination of Employment, the Executive shall be entitled to the following benefits and payments:

(a)           A cash lump sum payment (payable within ten days of the Date of Termination) of full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given or, if higher, at the rate in effect immediately prior to the reduction giving rise (pursuant to clause (iv) of the definition of Good Reason) to such termination, plus all other amounts to which the Executive is entitled under any compensation or benefit plan of the Company or any subsidiary at the time such payments are due under the terms of such plans;

(b)           A cash lump sum payment (payable within ten (10) days of the Date of Termination) equal to two (2) times the sum of the Final Salary and the Final Average Bonus.  “Final Salary” means the Executive’s annual base salary as in effect on the Date of Termination or, if higher, the Executive’s annual base salary in effect immediately prior to the reduction giving rise (pursuant to clause (iv) of the definition of Good Reason) to such termination.  “Final Average Bonus” means the Executive’s target annualized Part A award opportunity under the USEC Inc. Quarterly Incentive Plan, as may be amended from time to time or any successor plan or program (the “Quarterly Incentive Plan”), for the year of termination or, if higher, the average of the three most recent annual bonuses paid to Executive prior to the Date of Termination, whether such annual bonuses are paid in the form of cash or in grants of restricted common stock of the Company or other awards under the Annual Incentive Program under the USEC Inc. 2009 Equity Incentive Plan, as may be amended from time to time or any successor plan or program; provided, however, that (i) any annual bonus paid to Executive that was pro-rated or otherwise adjusted because Executive was not employed by the Company or any subsidiary during the entire period to which such bonus related shall be annualized for purposes of the calculation of the Executive’s Final Average Bonus; (ii) if Executive has experienced a change in position that has increased Executive’s annual bonus opportunity (whether or not such change in position is accompanied by a change in title), any annual bonus paid to Executive with respect to a period prior to such change in position shall not be included in the calculation of the Executive’s Final Average Bonus; (iii) if Executive shall not have been paid at least three annual bonuses prior to the Date of Termination that are includable in the calculation of Executive’s Final Average Bonus, then Executive’s Final Average Bonus shall be an amount equal to the average of such lesser number of annual bonuses (or, if just one annual bonus, an amount equal to such bonus); and (iv) if Executive shall not have been paid at least one annual bonus prior to the Date of Termination that is includable in the calculation of Executive’s Final Average Bonus, Executive’s Final Average Bonus shall be an amount equal to Executive’s annual target bonus as in effect on the Date of Termination or, if higher, the Executive’s annual target bonus in effect immediately prior to the reduction giving rise (pursuant to clause (iv) of the definition of Good Reason) to such termination.  Final Average Bonus shall not include any amount of cash or equity paid or granted as part of any long term incentive plan or program that the Company in its sole discretion may elect to maintain from time to time.  Except as set forth above, Final Average Bonus shall also not include the amount of any quarterly incentive awards paid or granted under the Quarterly Incentive Plan or any other quarterly incentive plan or program that the Company in its sole discretion may elect to maintain from time to time, or the amount of any other award which is intended to represent a portion of an executive’s historical long-term incentive compensation opportunity;

(c)           Subject to the Executive’s continued compliance with Section 7 hereof, life and health insurance benefits substantially similar to those that the Executive was receiving immediately prior to the Change in Control (or thereafter, if higher) until the earlier to occur of (i) the two year anniversary of the Date of Termination or (ii) such time as the Executive is covered by comparable programs of a subsequent employer.  The continuation of group health coverage pursuant to this Section 4(c) shall be applied toward the Company’s obligation to make continuation coverage available under Section 601 et seq. of ERISA (“COBRA”), and the Executive and the Executive’s eligible dependents shall be entitled to maintain such COBRA coverage, at their expense, for the balance of the period required by COBRA, if any, following such continuation of coverage.

(d)           In addition to all other amounts payable under this Section 4, the Executive shall be entitled to receive all benefits payable under any other plan or agreement relating to retirement benefits (including plans or agreements of any successor following a Change in Control) in accordance with the terms of such plan or agreement.

(e)           Executive’s entitlement to benefits or payments payable under this Section 4 is subject to the Executive’s compliance with Section 7 of this Agreement and subject to the execution and delivery by Executive of a valid and unrevoked Waiver and Release Agreement as required by Section 19.  In addition, all benefits and payments under this Section 4 are also subject to Sections 6, 11, 12 and 14 of this Agreement.

5.           Full Settlement; Mitigation.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in Section 4 hereof by seeking other employment or otherwise, nor (except as specifically provided in Section 4 hereof) shall the amount of any payment or benefit provided for in Section 4 hereof be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise.

6.           Certain Tax Consequences.  The payments or benefits received or to be received by the Executive in connection with a change in ownership or control of the Company (as defined in section 280G of the Code (a “Statutory Change in Control”)) or the Executive’s Termination of Employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Statutory Change in Control or any person affiliated with the Company or such person) (collectively, the “Severance Benefits”) shall be reduced to the extent necessary so that no portion of such Severance Benefits shall be subject to any excise tax imposed under section 4999 of the Code.  However, such reduction shall not be made if, after payment of all required federal, state and local taxes on the unreduced amount of Severance Benefits, the Executive retains more than if the Severance Benefits were reduced.  Any reduction pursuant to this Section 6 shall be made by agreement of the parties first from payments and benefits that are exempt from Code Section 409A, and only thereafter from benefits that are subject to Code Section 409A. To the extent any reduction of Severance Benefits pursuant to this Section 6 is to be made from payments and benefits that are subject to Code Section 409A, such reduction shall first apply to in-kind benefits (or reimbursements) beginning with the benefits (or reimbursements) to be paid latest in time; second, to payments in the form of Shares, beginning with Shares to be delivered latest in time; third, with respect to cash payments, beginning with the cash payments to be made latest in time; provided that if two or more payments or benefits in the same category (in-kind benefits (or reimbursements), Shares, or cash) would be payable at the same time, the parties shall agree on the order in which the reduction shall occur.

7.           Confidential Information; Non-Solicitation; Non-Competition.  The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret, proprietary, or confidential materials, knowledge, data or any other information relating to the Company or any of its Affiliates, and their respective businesses (“Confidential Information”), which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its Affiliates and that shall not have been or now or hereafter have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).  During the term of this Agreement and (a) for a period of five years thereafter with respect to Confidential Information that does not include trade secrets, and (b) any time thereafter with respect to Confidential Information that does include trade secrets, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to anyone other than the Company and those designated by it.

In addition, the Executive shall not, at any time during the term of this Agreement and for a period of two years thereafter (the “Restriction Period”), (a) engage or become interested as an owner or stockholder (other than as an owner or stockholder of less than five percent (5%) of the stock of a publicly owned company), partner, director, officer, employee (in an executive capacity), consultant or otherwise in any business that is competitive with the uranium enrichment business conducted by the Company or any of its Affiliates during the term of this Agreement or as of the Date of Termination, as applicable, (b) engage in any activity in competition with or against the uranium enrichment business conducted by the Company or any of its Affiliates during the term of this Agreement or as of the Date of Termination, as applicable, or (c) recruit, solicit for employment, hire or engage any employee or consultant of the Company or any of its Affiliates or any person who was an employee or consultant of the Company or any of its Affiliates within two (2) years prior to the Date of Termination. For purposes of this Section 7, a business that is competitive with the uranium enrichment business conducted by the Company or any of its Affiliates shall include, but not be limited to, URENCO USA (f/k/a Louisiana Energy Services Inc. (LES)), AREVA SA, AREVA, Inc., Urenco Ltd., Urenco, Inc., Cogema, Enrichment Technology Company Limited, TENEX, GLE (Global Laser Enrichment), Cameco, and any subsidiary or affiliates thereof engaged in a business that is competitive with the uranium enrichment business conducted by the Company or any of its Affiliates, and any contractor or subcontractor to any of these businesses (with respect to activities by such contractor or subcontractor that are competitive with the uranium enrichment business conducted by the Company or any of its Affiliates).  The Executive acknowledges that these provisions are necessary for the Company’s protection and are not unreasonable, since the Executive would be able to obtain employment with companies whose businesses are not competitive with the uranium enrichment business of the Company and its Affiliates and would be able to recruit and hire personnel other than employees of the Company or any of its Affiliates.  The Executive further acknowledges that these provisions apply even in the absence of a Change in Control.  Notwithstanding the foregoing, in the event of a Termination of Employment by the Company without Cause that does not occur following a Change in Control or otherwise during a Protected Period, the restrictions in (a) and (b) above shall apply for the equivalent period of time for which the Executive is offered full salary severance benefits from the Company (e.g., if the Executive is offered severance benefits equal to one times Executive’s annual base salary, the period of time shall be one year); it being understood that under all other circumstances, including a voluntary termination by the Executive that does not occur following a Change in Control or otherwise during a Protected Period, the restrictions in (a) and (b) above shall apply for the full Restriction Period.  The duration and the scope of these restrictions on the Executive’s activities are divisible, so that if any provision of this paragraph is held or deemed to be invalid, that provision shall be automatically modified to the extent necessary to make it valid.

8.           Remedies.  The Executive acknowledges that a violation or attempted violation on the Executive’s part of Section 7 will cause irreparable damage to the Company, and the Executive therefore agrees that the Company shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such promises by the Executive or the Executive’s employees, partners or agents.  The Executive agrees that such right to an injunction is cumulative and in addition to whatever other remedies the Company may have under law or equity.

9.           Successors; Binding Agreement.

(a)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and its subsidiaries to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as defined above and any successor to the business and/or assets of the Company and its subsidiaries that assumes and agrees to perform this Agreement by operation of law, or otherwise.  Prior to a Change in Control, the term “Company” shall also mean any Affiliate of the Company to which the Executive may be transferred and the Company shall cause such successor employer to be considered the “Company” and to be bound by the terms of this Agreement and this Agreement shall be amended to so provide.  Following a Change in Control the term “Company” shall not mean any Affiliate of the Company to which Executive may be transferred unless Executive shall have previously approved of such transfer in writing, in which case the Company shall cause such successor employer to be considered the “Company” and to be bound by the terms of this Agreement and this Agreement shall be amended to so provide.  Failure of the Company to obtain an assumption and agreement as described in this Section 9(a) prior to the effective date of a succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to under this Agreement if the Executive were to terminate the Executive’s employment for Good Reason during a Protected Period, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

(b)           This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amount would still be payable hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there is no such designee, to the Executive’s estate.

10.           Notices.  Any notice, request, instruction or other document given under this Agreement shall be in writing and shall be addressed and delivered, in the case of the Company, to the Secretary of the Company at the principal office of the Company and, in the case of the Executive, to the Executive’s address as shown in the records of the Company or to such other address as may be designated in writing by either party.

11.           Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

12.           In-Kind Benefits and Reimbursements.  In-kind benefits and reimbursements provided under this Agreement during any tax year of the Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of the Executive and are not subject to liquidation or exchange for another benefit.  Notwithstanding any other provision of this Agreement, reimbursements must be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

13.           Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board of Directors of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

14.           Governing Law; Avoidance of Section 409A Penalty.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.  Notwithstanding any other provision of this Agreement, in the event of a payment to be made, or a benefit to be provided, pursuant to this Agreement based upon Executive’s Termination of Employment at a time when the Executive is determined to be a Specified Employee by the Committee in its sole discretion and such payment or provision of such benefit is not exempt or otherwise permitted under Section 409A of the Code without the imposition of Section 409A Penalties, such payment shall not be made, and such benefit shall not be provided, before the date which is six (6) months and one day after the Executive’s Termination of Employment.  All payments or benefits delayed pursuant to this Section 14 (i) shall be aggregated into one lump sum payment that shall be due and paid on the first day of the seventh month after Executive’s Termination of Employment in accordance with the Company’s normal payroll practices, and (ii) shall not affect any other payments or benefits due under this Agreement.

This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (b) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties.  In no event shall the Company be required to provide a tax gross-up payment to Executive with respect to Section 409A Penalties.

15.           Validity.  If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.           Counterparts.  This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

17.           Arbitration.  Except as otherwise provided in Section 8 hereof, the parties agree that any dispute, claim, or controversy based on common law, equity, or any federal, state, or local statute, ordinance, or regulation (other than workers’ compensation claims) arising out of or relating in any way to this Agreement, its termination or any Termination of Employment, including whether such dispute is arbitrable, shall be settled by arbitration.  This agreement to arbitrate includes but is not limited to all claims for any form of illegal discrimination, improper or unfair treatment or dismissal, and all tort claims.  The Executive shall still have a right to file a discrimination charge with a federal or state agency, but the final resolution of any discrimination claim shall be submitted to arbitration instead of a court or jury.  The arbitration proceeding shall be conducted under the employment dispute resolution arbitration rules of the American Arbitration Association in effect at the time a demand for arbitration under the rules is made.  The decision of the arbitrator(s), including determination of the amount of any damages suffered, shall be exclusive, final, and binding on all parties, their heirs, executors, administrators, successors and assigns.

18.           Status Prior to Change in Control.  Nothing contained in this Agreement shall impair or interfere in any way with the Executive’s right to terminate employment or the right of the Company to terminate the Executive’s employment with or without Cause prior to a Change in Control.  Nothing contained in this Agreement shall be construed as a contract of employment between the Company and the Executive.

19.           Legal Fees.  The Company shall pay the Executive’s reasonable legal fees and expenses that may be incurred by the Executive in contesting or disputing any Termination of Employment that occurs during a Protected Period or in seeking to obtain or enforce any right or benefit provided by this Agreement, if the Executive is the prevailing party (through settlement, arbitration, judicial decision or otherwise) on any material claim in connection with any such dispute.

20.           Waiver and Release.  In order to receive benefits or payments under this Agreement, the Executive must execute and deliver to the Company a valid Waiver and Release Agreement in a form tendered by the Company, which shall be substantially in the form of the Waiver and Release Agreement attached hereto as Exhibit A and which shall be tendered to the Executive no later than 15 days following the Executive’s Termination of Employment, with any changes thereto approved by the Company's General Counsel (or in the case of the General Counsel, the Chief Executive Officer) prior to execution.  No benefits or payments shall be paid under this Agreement until Executive has executed his or her Waiver and Release Agreement within the time period specified by the Company in the Waiver and Release Agreement (which shall not be more than 45 days after such agreement is tendered to Executive unless otherwise required by law), and the period within which Executive may revoke his or her Waiver and Release Agreement has expired without revocation.  Executive may revoke his or her signed Waiver and Release Agreement within seven (7) days (or such other period provided by law) after his or her signing the Waiver and Release Agreement.  Any such revocation must be made in writing and must be received by the Company within such seven (7) day (or such other) period.  If Executive timely revokes his or her Waiver and Release Agreement, he shall not be eligible to receive any benefits or payments under this Agreement.  Notwithstanding the foregoing, if the expiration of the revocation period described above could occur in a calendar year later than the calendar year in which the Waiver and Release Agreement is tendered to the Executive for execution, then in no event will benefits or payments under this Agreement that are conditioned upon the effectiveness of the Waiver and Release Agreement be paid prior to the beginning of such later calendar year.

21.           Entire Agreement; Amendment.  This Agreement contains the entire understanding of the parties with respect to the subject matter herein and supersedes any prior agreements between the Company and the Executive, including the Change in Control Agreement between the Executive and the Company dated ________ __, ____.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may be modified or amended only through a writing signed by both parties.  Amendment or termination of this Agreement shall not accelerate (or defer) the time of any payment under this Agreement that is deferred compensation subject to Section 409A of the Code if such acceleration (or deferral) would subject such deferred compensation to additional tax or penalties under Section 409A.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

USEC INC.

By:         _____________________
Richard V. Rowland
Vice President, Human Resources

______________________

EXHIBIT A

WAIVER AND RELEASE

This is a Waiver and Release (“Release”) between ______________ (“Executive”) and USEC Inc. (the “Company”).  The Company and the Executive agree that they have entered into this Release voluntarily, and that it is intended to be a legally binding commitment between them.

1.           In consideration for the promises made herein by the Executive, the Company agrees as follows:

(a)           Change in Control Payment.  The Company will pay to the Executive payments in the amount set forth in the Change in Control Agreement dated as of ____ __, ____ by and between the Company and Executive (the “Change in Control Agreement”).  The Company will also pay Executive accrued but unused vacation pay in the amount of $__________ representing ____ days of accrued but unused vacation.

(b)           Other Benefits.  The Executive will be eligible to receive other benefits as described in the Change in Control Agreement.

(c)           Unemployment Compensation.  The Company will not contest the decision of the appropriate regulatory commission regarding unemployment compensation that may be due to the Executive.

2.           In consideration for and contingent upon the Executive’s right to receive the change in control payment and other benefits described in the Change in Control Agreement and this Release, Executive hereby agrees as follows:

(a)           General Waiver and Release.  Except as provided in Paragraph 2.(f) below, Executive and any person acting through or under the Executive hereby release, waive and forever discharge the Company, its past and present subsidiaries and affiliates, and their respective successors and assigns, and their respective present or past officers, trustees, directors, shareholders, executives and agents of each of them, from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever (including without limitation attorneys’ fees and expenses), whether known or unknown, absolute, contingent or otherwise (each, a “Claim”), arising or which could have arisen up to and including the date of his execution of this Release, including without limitation those arising out of or relating to Executive’s employment or cessation and termination of employment, or any other written or oral agreement, any change in Executive’s employment status, any benefits or compensation, any tortious injury, breach of contract, wrongful discharge (including any Claim for constructive discharge), infliction of emotional distress, slander, libel or defamation of character, and any Claims arising under the United States Constitution, the Maryland Constitution, Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Fair Labor Standards Act, the Family and Medical Leave Act, the National Labor Relations Act, the Labor-Management Relations Act, the Equal Pay Act, the Older Workers Benefits Protection Act, the Workers Retraining and Notification Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, Section 211 of the Energy Reorganization Act of 1974, the Maryland Human Rights Act, or any other federal, state or local statute, law, ordinance, regulation, rule or executive order, any tort or contract claims, and any of the claims, matters and issues which could have been asserted by Executive against the Company or its subsidiaries and affiliates in any legal, administrative or other proceeding.  Executive agrees that if any action is brought in his or her name before any court or administrative body, Executive will not accept any payment of monies in connection therewith.

(b)           Miscellaneous.  Executive agrees that this Release specifies payment from the Company to himself or herself, the total of which meets or exceeds any and all funds due him or her by the Company, and that he or she will not seek to obtain any additional funds from the Company with the exception of non-reimbursed business expenses.  (This covenant does not preclude the Executive from seeking workers compensation, unemployment compensation, or benefit payments from Company’s insurance carriers that could be due him or her.)

(c)           Non-Competition, Non-Solicitation and Confidential Information.  Executive warrants that Executive has, and will continue to comply fully with the requirements of the Change in Control Agreement.

(d)             THE COMPANY AND THE EXECUTIVE AGREE THAT THE CHANGE IN CONTROL PAYMENT AND BENEFITS DESCRIBED IN THIS RELEASE AND THE CHANGE IN CONTROL AGREEMENT ARE CONTINGENT UPON THE EXECUTIVE SIGNING THIS RELEASE.  THE EXECUTIVE FURTHER UNDERSTANDS AND AGREES THAT IN SIGNING THIS RELEASE, EXECUTIVE IS RELEASING POTENTIAL LEGAL CLAIMS AGAINST THE COMPANY.  THE EXECUTIVE UNDERSTANDS AND AGREES THAT IF HE OR SHE DECIDES NOT TO SIGN THIS RELEASE, OR IF HE OR SHE REVOKES THIS RELEASE, THAT HE OR SHE WILL IMMEDIATELY REFUND TO THE COMPANY ANY AND ALL PAYMENTS AND OTHER BENEFITS HE OR SHE MAY HAVE ALREADY RECEIVED PURSUANT TO THE CHANGE IN CONTROL AGREEMENT.

(e)           The waiver contained in Section 2(a) above does not apply to any Claims with respect to:

(i)           Any claims under employee benefit plans subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) in accordance with the terms of the applicable employee benefit plan,

(ii)           Any Claim under or based on a breach of this Release,

(iii)           Rights or Claims that may arise under the Age Discrimination in Employment Act after the date that Executive signs this Release,

(iv)           Any right to indemnification or directors and officers liability insurance coverage to which the Executive is otherwise entitled in accordance with the Company’s certificate of incorporation or by-laws or an individual indemnification agreement.

(f)           EXECUTIVE ACKNOWLEDGES THAT HE OR SHE HAS READ AND IS VOLUNTARILY SIGNING THIS RELEASE.  EXECUTIVE ALSO ACKNOWLEDGES THAT HE OR SHE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY, HE OR SHE HAS BEEN GIVEN AT LEAST [45 DAYS - if group layoff] [21 DAYS - if individual termination] TO CONSIDER THIS RELEASE BEFORE THE DEADLINE FOR SIGNING IT, AND HE OR SHE UNDERSTANDS THAT HE OR SHE MAY REVOKE THE RELEASE WITHIN SEVEN (7) DAYS AFTER SIGNING IT.  IF NOT REVOKED WITHIN SUCH PERIOD, THIS RELEASE WILL BECOME EFFECTIVE ON THE EIGHTH (8) DAY AFTER IT IS SIGNED BY EXECUTIVE.

BY SIGNING BELOW, BOTH THE COMPANY AND EXECUTIVE AGREE THAT THEY UNDERSTAND AND ACCEPT EACH PART OF THIS RELEASE.

_________________________________                                                      _____________________________

(Executive)                                                                                                                           DATE

USEC INC.

By:           ___________________________                                                     _____________________________

DATE